UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 16, 2025

Goldman Sachs Real Estate Finance Trust Inc

(Exact name of registrant as specified in its charter)

Maryland	000-56667	99-2025085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 West Street, New York New York
10282
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 902-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

NJ Industrial Portfolio Acquisition

On May 16, 2025, Goldman Sachs Real Estate Finance Trust Inc (the “Company,” “we,” “us” or “our”), through its wholly owned subsidiary, entered an Assignment and Assumption Agreement with Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC (the “Adviser), pursuant to which the Company acquired a floating rate, first mortgage loan collateralized by a portfolio of 12 flex-industrial buildings totaling 803,000 square feet in Burlington County and Camden County, New Jersey (the “NJ Industrial Portfolio”). The mortgage loan has an amount outstanding of $54.6 million with a total commitment of $74.3 million. The initial term of the loan is three years and provides for two one-year extension options, subject to the satisfaction of certain pre-defined conditions by the borrower. Monthly payments consist of interest only at a rate of one month term Secured Overnight Financing Rate (“SOFR”) plus 2.85%.

The NJ Industrial Portfolio was originated in February 2024 by Goldman Sachs Global Banking & Markets (“GBM”) and acquired by the Company for $54.6 million following the approval of the affiliate transaction committee of the board of directors of the Company. The acquisition price was equal to the fair value of the loan as provided by the Company’s independent valuation advisor, which was also the par value of the loan.

Item 8.01	Other Events.

Phoenix Multifamily

On May 22, 2025, the Company originated a $52.5 million floating rate, first mortgage loan collateralized by a 360-unit multifamily property located in Phoenix, Arizona (“Phoenix Multifamily”). The mortgage loan is intended to refinance the existing debt on the property. The initial term of the loan is two years and provides for three one-year extension options, subject to the satisfaction of certain pre-defined conditions by the borrower. Monthly payments consist of interest only at a rate of one month term SOFR plus 2.55%.

Acquisitions from Goldman Sachs Global Banking and Markets and Related Conflicts of Interest

The Company has entered into and may in the future enter into transactions with GBM, to acquire one or more investments from GBM (any such transactions, the “GBM Transactions”). GBM Transactions are distinct from Warehoused Investments as described in the Company’s Registration Statement on Form 10, as amended (the “Form 10”), in that these transactions were not sourced by the Adviser specifically for the Company, and while subject to similar conflicts of interest safeguards the cost to the Company will not be the same as the formula used for Warehoused Investments.

GBM Transactions will constitute transactions in which Goldman Sachs (or an affiliate thereof) acts as principal on its own behalf (a “principal transaction”). As described in the Form 10, the affiliate transaction committee of the Company’s board of directors (which is comprised of all of the Company’s independent directors) is responsible for reviewing and approving the terms of all transactions between the Company and Goldman Sachs or its affiliates. Pursuant to the Company’s corporate governance guidelines, such transactions will need to be first approved (including for purposes of satisfying the requirements of Section 206(3) of the U.S. Investment Advisers Act of 1940, as amended) by a majority of the Company’s directors, including a majority of the independent directors, not otherwise interested in such transaction, as being fair and reasonable to the Company and on terms no worse than those available from unaffiliated third parties.

Notwithstanding the foregoing safeguards, GBM Transactions raise certain actual and potential conflicts of interest that increase the risk that the Company would pay more for an asset than it otherwise would or that the Company would acquire an asset that may not be in its best interest to acquire. GBM constitutes a business unit within Goldman Sachs that is separate from the Adviser. As such, GBM will act in the best interest of GBM and its balance sheet. GBM will have no fiduciary or other obligation to, and will not, take into account the interests of the Adviser, the Company, or its stockholders. In particular, GBM is incentivized to sell each applicable investment at the highest possible price and on the most favorable terms, and it may not be able to receive as high a price or as favorable terms if it were to sell such investments to a third party. Furthermore, GBM may be incentivized to enter into the GBM Transactions so that GBM can reduce its balance sheet exposure generally or with respect to the applicable investments. Adviser personnel could face pressure from GBM or others within Goldman Sachs to purchase investments for the Company from GBM that are not appropriate for the Company, or at a higher price or on less favorable terms than would be the case if the Company were purchasing such investments from a third party.

9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Assignment and Assumption Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2025	Goldman Sachs Real Estate Finance Trust Inc

	By:	/s/ Mallika Sinha
	Name:	Mallika Sinha
	Title:	Chief Financial Officer